Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Quarter Ended March 31, 2023

HOUSTON, Texas – April 26, 2023 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended March 31, 2023. The Company reported net income of $99.7 million, or $0.46 per share, for the first quarter of 2023, compared to net income of $100 million, or $0.46 per share, for the fourth quarter of 2022. Revenues for the first quarter of 2023 were $792 million, compared to $788 million for the fourth quarter of 2022.

Andy Hendricks, the Chief Executive Officer of Patterson-UTI Energy, commented, “We are pleased to report another quarter of solid financial results. The outperformance in our contract drilling segment demonstrates that we continue to benefit from the strong demand for Tier-1, super-spec rigs and the renewal of drilling rig contracts at current rates. The exceptional execution by our business units contributed to the strength of our first quarter financial results.

“Our solid first quarter results showcase our strong position within the current market environment, and we are well positioned to generate substantial free cash flow in 2023. During the first quarter, we generated $234 million of net cash provided by operating activities, which after capital expenditures resulted in $117 million of free cash flow. During the quarter, we continued to return capital to our shareholders and strengthen our balance sheet, as we repurchased 5.6 million shares of our common stock for $73.6 million and repurchased $9.0 million of long-term indebtedness for $7.8 million. These actions reflect the confidence in our business and cash flows, and our Board has approved an increase in our share repurchase authorization to $300 million.

“We continue to demonstrate Patterson-UTI’s long-standing commitment to shareholders with capital discipline through both our capital spending and our contracting strategies. Our capital expenditures are primarily related to maintenance, with any significant growth capex supported by term contracts. In our contracting strategy, we prioritize cash flow and margin over market share. With the recent slowdown in market activity, we have lowered our 2023 capital expenditure forecast from $550 million to $510 million, including $30 million of customer-funded rig upgrades.”

Mr. Hendricks continued, “With an average rig count of 131 rigs in the United States during the first quarter, we maintained high utilization of our Tier-1, super-spec rigs. We currently expect our average rig count to be down two to three rigs in the second quarter as activity transitions more to oil from natural gas. This expectation is reflective of the high-grade nature of our Tier-1, super-spec rig fleet and our strong partnerships with a diverse and well-funded customer base.

“Contract drilling revenues and margin improved in the first quarter, bolstered by the renewal of drilling rig contracts at current rates. In the United States, our average rig revenue per day increased $2,930 to $34,760 compared to the previous quarter. Average rig operating cost per day increased $490 from the previous quarter to $18,880. As a result, average adjusted rig margin per day in the United States reached $15,880, reflecting a $2,430 increase from the previous quarter. These results demonstrate our success in increasing our dayrates upon contract renewal by delivering exceptional value to our customers.

“As of March 31, 2023, we had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $890 million, up from $830 million at December 31, 2022. Based on contracts currently in place in the United States, we expect an average of 79 rigs operating under term contracts during the second quarter of 2023 and an average of 53 rigs operating under term contracts during the four quarters ending March 31, 2024.

“In pressure pumping, despite weather disruptions and an increase in whitespace in the calendar, the strong execution by our pressure pumping team allowed us to meet both our revenue and margin expectations. First quarter pressure pumping revenues were $293 million, with an adjusted gross margin of $73.2 million.

“For the second quarter, we expect whitespace to continue for our spreads in the spot market, which is expected to modestly impact revenue and adjusted gross margin. We currently plan to operate 12 spreads through 2023 and no longer plan to reactivate a 13th spread this year.

“In our directional drilling segment, we experienced a decline in revenue and margin during the first quarter of 2023 due primarily to reduced activity levels. Directional drilling revenues for the first quarter totaled $56.3 million compared to $59.5 million in the fourth quarter of 2022, and adjusted gross margin was $8.2 million, compared to $11.2 million in the previous quarter.”

Mr. Hendricks concluded, “As a leading provider of Tier-1, super-spec rigs we can capitalize on this position while leveraging our technology offerings to help customers improve their well economics through increased efficiency. Given our term contract portfolio, we will continue to benefit from the renewal of drilling rig contracts at current dayrates.

“With our substantial free cash flow, we will continue to return cash to shareholders, and we continue to target a return of 50% of free cash flow to shareholders through a combination of dividends and share buybacks.”

The Company declared a quarterly dividend on its common stock of $0.08 per share, payable on June 15, 2023, to holders of record as of June 1, 2023.

The financial results for the quarter ended March 31, 2023, include pretax gains totaling $7.6 million ($6.3 million after-tax, or $0.03 per share) consisting of $6.5 million for the reversal of cumulative compensation costs associated with certain performance-based restricted stock units and a $1.1 million gain on the early extinguishment of debt.

For purposes of the shareholder return target, the Company defines free cash flow as net cash provided by operating activities minus capital expenditures. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2023, is scheduled for tomorrow, April 27, 2023, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling, pressure pumping and directional drilling services. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing conflict in Ukraine; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; our return of capital to stockholders; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
REVENUES	$791,802	$788,476	$509,375
COSTS AND EXPENSES:
Direct operating costs	512,659	515,817	383,212
Depreciation, depletion, amortization and impairment	128,180	123,304	116,938
Selling, general and administrative	30,566	34,577	27,461
Merger and integration expense	—	—	1,863
Other operating income, net	(5,566)	(2,027)	(1,218)

Total costs and expenses	665,839	671,671	528,256

OPERATING INCOME (LOSS)	125,963	116,805	(18,881)

OTHER INCOME (EXPENSE):
Interest income	1,240	273	15
Interest expense, net of amount capitalized	(8,826)	(8,058)	(10,565)
Other	1,486	(629)	1,582

Total other expense	(6,100)	(8,414)	(8,968)

INCOME (LOSS) BEFORE INCOME TAXES	119,863	108,391	(27,849)

INCOME TAX EXPENSE	20,185	8,294	928

NET INCOME (LOSS)	$99,678	$100,097	$(28,777)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.47	$0.46	$(0.13)
Diluted	$0.46	$0.46	$(0.13)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	212,089	215,475	215,267
Diluted	215,866	219,838	215,267
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.04

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$99,678	$(28,777)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	128,180	116,938
Dry holes and abandonments	68	117
Deferred income tax expense	18,303	404
Stock-based compensation	(758)	4,642
Net (gain) loss on asset disposals	538	(1,113)
Gain on early debt extinguishment	(1,112)	—
Amortization of debt discount and issuance costs	396	400
Changes in operating assets and liabilities	(10,944)	(58,937)
Net cash provided by operating activities	234,349	33,674

Cash flows from investing activities:
Purchases of property and equipment	(117,601)	(94,828)
Proceeds from disposal of assets	1,263	3,576
Other	(7)	(2,116)
Net cash used in investing activities	(116,345)	(93,368)

Cash flows from financing activities:
Purchases of treasury stock	(73,586)	(13)
Dividends paid	(16,916)	(8,611)
Repayment of senior notes	(7,837)	—
Net cash used in financing activities	(98,339)	(8,624)
Effect of foreign exchange rate changes on cash	—	(942)
Net increase (decrease) in cash and cash equivalents	19,665	(69,260)
Cash and cash equivalents at beginning of period	137,553	117,524
Cash and cash equivalents at end of period	$157,218	$48,264

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Contract Drilling:
Revenues	$419,026	$399,402	$256,640
Direct operating costs	$230,358	$232,142	$176,706
Adjusted gross margin (1)	$188,668	$167,260	$79,934
Other operating (income) expenses, net	$22	$(30)	$4
Selling, general and administrative	$1,450	$2,306	$1,071
Depreciation, amortization and impairment	$86,866	$86,734	$82,023
Operating income (loss)	$100,330	$78,250	$(3,164)

Operating days - U.S. (2)	11,751	12,072	10,362

Average revenue per operating day - U.S.	$34.76	$31.83	$23.13
Average direct operating costs per operating day - U.S.	$18.88	$18.38	$15.96
Average adjusted gross margin per operating day - U.S. (3)	$15.88	$13.45	$7.17
Average rigs operating - U.S. (2)	131	131	115

Capital expenditures	$80,149	$86,195	$51,710

Pressure Pumping:
Revenues	$293,268	$306,783	$189,590
Direct operating costs	$220,116	$220,758	$157,468
Adjusted gross margin (1)	$73,152	$86,025	$32,122
Selling, general and administrative	$2,695	$2,465	$1,916
Depreciation, amortization and impairment	$26,025	$24,918	$23,785
Operating income	$44,432	$58,642	$6,421

Average active spreads (4)	12	12	11
Fracturing jobs	147	142	128
Other jobs	153	157	177
Total jobs	300	299	305

Average revenue per fracturing job	$1,959.10	$2,124.44	$1,449.30
Average revenue per other job	$34.51	$32.56	$23.05
Average revenue per total job	$977.56	$1,026.03	$621.61
Average costs per total job	$733.72	$738.32	$516.29
Average adjusted gross margin per total job (5)	$243.84	$287.71	$105.32

Adjusted gross margin as a percentage of revenues (5)	24.9%	28.0%	16.9%

Capital expenditures	$21,425	$23,266	$33,462

Directional Drilling:
Revenues	$56,263	$59,468	$43,334
Direct operating costs	$48,046	$48,298	$36,954
Adjusted gross margin (1)	$8,217	$11,170	$6,380
Selling, general and administrative	$1,938	$1,733	$1,248
Depreciation, amortization and impairment	$4,171	$4,169	$3,344
Operating income	$2,108	$5,268	$1,788

Adjusted gross margin as a percentage of revenues (6)	14.6%	18.8%	14.7%

Capital expenditures	$9,074	$4,486	$2,966

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Other Operations:
Revenues	$23,245	$22,823	$19,811
Direct operating costs	$14,139	$14,619	$12,084
Adjusted gross margin (1)	$9,106	$8,204	$7,727
Selling, general and administrative	$692	$806	$589
Depreciation, depletion, amortization and impairment	$7,579	$6,259	$6,397
Operating income	$835	$1,139	$741

Capital expenditures	$5,279	$5,647	$6,202

Corporate:
Selling, general and administrative	$23,791	$27,267	$22,637
Depreciation	$3,539	$1,224	$1,389
Merger and integration expense	$—	$—	$1,863
Other operating (income) expenses, net	$(5,588)	$(1,997)	$(1,222)

Capital expenditures	$1,674	$(350)	$488

Total Capital Expenditures	$117,601	$119,244	$94,828

(1)
Adjusted gross margin is defined as revenue less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross margin to adjusted gross margin by segment.
(2)
A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day. Average rigs operating is defined as operating days divided by the number of days in the period.
(3)
Average adjusted gross margin per operating day is defined as adjusted gross margin divided by operating days.
(4)
Average active spreads is the average number of spreads that were crewed and actively marketed during the period.
(5)
For Pressure Pumping, average adjusted gross margin per total job is defined as adjusted gross margin divided by total jobs. Adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.
(6)
For Directional Drilling, adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.

	March 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2023	2022
Cash and cash equivalents	$157,218	$137,553
Current assets	$780,268	$829,419
Current liabilities	$486,684	$550,966
Working capital	$293,584	$278,453
Long-term debt	$822,196	$830,937

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31	March 31,
	2023	2022	2022
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net income (loss)	$99,678	$100,097	$(28,777)
Income tax expense	20,185	8,294	928
Net interest expense	7,586	7,785	10,550
Depreciation, depletion, amortization and impairment	128,180	123,304	116,938

Adjusted EBITDA	$255,629	$239,480	$99,639

Total revenues	$791,802	$788,476	$509,375
Adjusted EBITDA margin	32.3%	30.4%	19.6%

Adjusted EBITDA by Operating Segment:
Contract drilling	$187,196	$164,984	$78,859
Pressure pumping	70,457	83,560	30,206
Directional drilling	6,279	9,437	5,132
Other operations	8,414	7,398	7,138
Corporate	(16,717)	(25,899)	(21,696)

Consolidated Adjusted EBITDA	$255,629	$239,480	$99,639

(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense, net interest expense, and depreciation, depletion, amortization and impairment expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Free Cash Flow

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2023	2022
Free Cash Flow (1):
Net cash provided by operating activities	$234,349	$33,674
Less capital expenditures	(117,601)	(94,828)
Free cash flow	$116,748	$(61,154)

(1)
We define free cash flow as net cash provided by operating activities less capital expenditures. We present free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of free cash flow may not be the same as similarly titled measures of other companies. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.

Non-GAAP Financial Measures

Adjusted Gross Margin

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Contract Drilling:
Revenues	$419,026	$399,402	$256,640
Less direct operating costs	(230,358)	(232,142)	(176,706)
Less depreciation, amortization and impairment	(86,866)	(86,734)	(82,023)
GAAP gross margin	101,802	80,526	(2,089)
Depreciation, amortization and impairment	86,866	86,734	82,023
Adjusted gross margin (1)	$188,668	$167,260	$79,934

Pressure Pumping:
Revenues	$293,268	$306,783	$189,590
Less direct operating costs	(220,116)	(220,758)	(157,468)
Less depreciation, amortization and impairment	(26,025)	(24,918)	(23,785)
GAAP gross margin	47,127	61,107	8,337
Depreciation, amortization and impairment	26,025	24,918	23,785
Adjusted gross margin (1)	$73,152	$86,025	$32,122

Directional Drilling:
Revenues	$56,263	$59,468	$43,334
Less direct operating costs	(48,046)	(48,298)	(36,954)
Less depreciation, amortization and impairment	(4,171)	(4,169)	(3,344)
GAAP gross margin	4,046	7,001	3,036
Depreciation, amortization and impairment	4,171	4,169	3,344
Adjusted gross margin (1)	$8,217	$11,170	$6,380

Other Operations:
Revenues	$23,245	$22,823	$19,811
Less direct operating costs	(14,139)	(14,619)	(12,084)
Less depreciation, depletion, amortization and impairment	(7,579)	(6,259)	(6,397)
GAAP gross margin	1,527	1,945	1,330
Depreciation, depletion, amortization and impairment	7,579	6,259	6,397
Adjusted gross margin (1)	$9,106	$8,204	$7,727

(1)
We define “Adjusted gross margin” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Selected After-tax Gains Per Share

(unaudited, dollars in thousands)

Three Months Ended
March 31,
2023
Selected pretax gains:
Performance-based restricted stock units compensation cost reversal	$6,453
Gain on early extinguishment of debt	1,112
7,565
Income tax expense	1,274
After-tax gains	$6,291

Weighted average number of common shares outstanding:
Basic	212,089
Diluted	215,866
After-tax gains per share (1):
Basic	$0.03
Diluted	$0.03

Effective tax rate	16.8%

(1)
We present selected after-tax gains per share in order to convey to investors the impact on our earnings per share as a result of selected gains. Selected After-tax Gains per Share should not be construed as an alternative to GAAP earnings per share.